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                                                                   EXHIBIT 10-aa

                                  ADVANTA CORP.
                          EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose.

      The purpose of this Plan is to encourage eligible Employees and Directors to acquire an ownership interest in ADVANTA Corp. or to increase such ownership interest by providing a convenient and economical means of purchasing Common Stock.

2.    Definitions.

      (a) "Administrator" shall mean the entity with which the Company contracts to handle the account maintenance, recordkeeping and stock purchasing obligations pursuant to this Plan.

      (b) "Board of Directors" shall mean the Board of Directors of the Company.

      (c)   "Commencement Date" shall mean December 15, 1989.

      (d) "Committee" shall mean the individual or group of individuals designated pursuant to Section 3 of the Plan to control and manage the operation and administration of the Plan to the extent set forth therein.

      (e) "Common Stock" shall mean ADVANTA Corp. common stock, $.01 par value per share.

      (f)   "Company" shall mean ADVANTA Corp., a Delaware Corporation.

      (g) "Compensation" shall mean the cash remuneration, excluding overtime, bonuses and expense reimbursements of any kind, payable to an Employee, or the fees payable to a Director for all services performed in such capacity, as the case may be.

      (h) "Determination Date" shall mean the first business day following the second payday of each month.

      (i) "Director" shall mean a non-employee member of the Board of Directors of the Company.

      (j) "Employee" shall mean each and every person employed as a permanent full-time or permanent part-time employee of the Company or a subsidiary thereof.


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      (k)   "Enrollment Date" shall mean, with respect to any calendar quarter, the tenth day of the month preceding the beginning of such calendar quarter.

      (l)   "Market Price" shall mean either

            (i) On any Determination Date on which Common Stock is purchased by the Administrator from the Company, then with respect to such Common Stock, the average of the high and low prices paid for Common Stock in the market on such Determination Date, as reported on the national Association of Securities Dealers' Automated Quotation (NASDAQ) National Market System; or

            (ii) On any Determination Date on which Common Stock is purchased by the Administrator on the open market, then with respect to such Common Stock, the weighted average price paid for all shares so purchased on such Determination Date.

      (m) "Participant" shall mean each and every Employee or Director who satisfies the requirements for participation under Section 5 hereof and who elects to have amounts withheld from his Compensation pursuant to Section 8 hereof.

      (n) "Plan" shall mean the ADVANTA Corp. Employee Stock Purchase Plan as set forth herein effective December 15, 1989, and the same as may be amended from time to time.

3.    Administration.

      This Plan shall be administered by the Committee appointed by the Board of Directors. Each member of the Committee must be either a director, officer or employee of the Company or a subsidiary thereof, and each is appointed for an indeterminate term and may be removed at the discretion of the Board of Directors.

      The Committee may (i) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of this Plan to one or more persons, and (ii) appoint agents, administrators, counsel or other representatives to render advice with regard to any of its responsibilities under this Plan. The Board of Directors may remove, with or without cause, the Committee or any Committee member. The Committee may remove, with or without cause, any delegate or advisor designated by it.

      The Committee shall make such rules and regulations as it deems desirable or necessary for the administration of this Plan. Subject to the express provisions of this Plan, the Committee shall have full authority to interpret this Plan and any


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      such interpretation shall be conclusive and binding on the Company and all
      Participants.

4.    Stock.

      In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other similar change in the capital structure of the Company, the Board of Directors may make such adjustment, if any, as it deems appropriate in the kind and purchase price of the shares available for purchase under this Plan and in the maximum number of shares that a Participant is entitled to purchase under this Plan.

5.    Eligibility to Participate in this Plan.

      (a) Any individual who is an Employee or Director as of November 24,1989, is eligible to participate as of the Plan Commencement Date; and

      (b) Any Employee or director who does not join this Plan as of the Plan Commencement Date and any Employee hired or Director elected after November 24, 1989 shall be eligible to participate in this Plan as of the beginning of the first calendar quarter (i.e., January 1, April 1, July 1 or December 1) following the completion of six months of service.

6.    Enrollment.

      Any individual described in Subsection 5(a) may enroll in this Plan as of the Plan Commencement Date by filing the appropriate forms by November 24, 1989. Any eligible Employee or Director may enroll or re-enroll in this Plan as of the beginning of any calendar quarter by filing the appropriate forms on or before the related Enrollment Date, except that any former Participant who has withdrawn from this Plan will not be eligible to re-enroll until the beginning of the first calendar quarter occurring at least three months after the date of withdrawal from this Plan.

7.    Annual Limitation on Purchases.

      During any calendar year, no Participant may purchase shares of Common Stock under this Plan and any other employee stock purchase plans of the Company and its subsidiaries with an aggregate fair market value, determined as of the dates of purchase of such Common Stock, in excess of $25,000.


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8.    Contributions.

      (a) Employee. Each Employee eligible to participate pursuant to Section 5 may voluntarily designate an amount to be contributed to this Plan of 1% to 10%, in whole 1% increments, of his Compensation for each payroll period.

      (b) Director. Each Director eligible to participate pursuant to Section 5 may voluntarily designate an amount to be contributed to this Plan of 10% to 100%, in whole increments of 10%, of his Compensation.

      (c) Payroll Deduction. Each Participant shall authorize payroll deduction (or in the case of Directors, deduction from the payment of Directors' fees) as the method by which contributions to this Plan are to be made. In the event that a Participant for any reasons shall cease to receive a paycheck which is subject to payroll deduction, such Participant shall be prohibited from continued participation in this Plan until such time as his receipt of such paychecks has resumed. The Company shall hold all amounts withheld, without interest, for application as provided in this Plan.

      (d) Enrollment Forms. Each Participant in order to initiate, change or cease contributions to this Plan shall execute such forms as shall be designated by the Committee and shall file the forms as directed by the Company's Human Resources Department.

      (e)   Changes to Participant Contributions.

            (i) A Participant may reduce or cease contributions as of the beginning of any calendar month by filing the appropriate form by the tenth day of the preceding month.

            (ii) A Participant may increase his contribution rate as of the beginning of any calendar quarter, by filing the appropriate form on or before the related Enrollment Date.

            (iii) Such changes in contribution rates shall be consistent with the percentage amounts stated in Subsections 8(a) and 8(b) hereof.

      (f) Company Contributions. On or immediately prior to each Determination Date, the Company will make a contribution for the account of each Participant, in an amount (equal to approximately 17.64% of each Participant's contributions) such that the Company's contributions will constitute 15% of the total of Participant and Company contributions to be invested on such Determination Date.


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9.    Purchase of Shares.

      (a) On the business day immediately preceding each Determination Date, the Company shall deliver to the Administrator all Participant contributions made under the Plan since the preceding Determination Date, together with the related Company contributions to be invested in Common Stock on such Determination Date.

      (b) On the Determination Date, the Administrator shall purchase as many shares of the Common Stock as can be purchased with the funds delivered by the Company pursuant to Subsection 9(a). Such purchases shall be made by the Administrator on the open market, unless the Company directs the Administrator to make some or all of such purchases from the Company.

      (c) The number of whole and fractional shared purchased for (and to be allocated to) each Participant's account as of each Determination Date shall be determined by the ratio of each Participant's contributions to the total of all Participants' contributions used to purchase shares on that Determination Date.

      (d) All brokerage fees on purchases of Common Stock and administration costs for this Plan will be paid for by the Company.

      (e) On June 1, 1990, the Company shall contribute 10 shares of common Stock to the account of any individual who became a Participant on the Plan Commencement Date, provided that such individual is still an Employee or a Director on June 1, 1990.

      (f) Stock dividends and/or stock splits with respect to shares held in a Participant's account will be credited to such account without charge. Cash dividends and proceeds of sales of rights and other distributions received for each account will be reinvested in the purchase of additional shares of Common Stock.

10.   Participant Records and Access to Stock.

      (a) Each Participant will receive a statement from the Administrator following the occurrence of every transaction made with respect to the Participant's account which shall specify, as applicable, the number of shares of Common Stock purchased or sold, the purchase or sale price, and the total shares in the Participant's account. Each Participant will receive a statement on a monthly basis if account activity is limited to the purchase of Common Stock pursuant to
            Section 9 hereof.


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         (b)      Unless otherwise legally restricted, Participants may at any time request to have shares withdrawn from their account and sold or to have certificates issues in their own names. Any fee charged by the Administrator for such services shall be paid by the Participant.

11.   Termination of Participation.

      A Participant may terminate participation in this Plan as of the beginning of any calendar month upon prior written notice as specified in Subsection 8(e)(i) hereof. Any funds withheld from a Participant's Compensation after the Determination Date in the month preceding the month for which the termination is effective shall be distributed to such Participant without interest as soon as administratively feasible.

12.   Termination of Employment.

      Participation in this Plan shall immediately terminate upon a Participant's retirement, resignation, death or other termination of employment. All funds withheld from a Participant's Compensation since the previous Determination Date shall be distributed to such Participant without interest as soon as administratively feasible after the termination occurs.

13.   Employment Rights Not Conferred by this Plan.

      Neither the establishment nor continuance of this Plan, nor the granting of options hereunder, shall be construed as conferring any legal rights upon any Participant or other employee for a continuation of employment.

14.   Assignment.


      The rights of a Participant under this Plan shall not be transferable by such Participant except by will or the laws of descent and distribution and are exercisable, during a Participant's lifetime, only by the Participant. The options granted by this Plan may not be sold, pledged or otherwise disposed of or encumbered.

15.   Government Regulations.


      The Company's obligations to sell and deliver shares under this Plan are subject to the approval of any governmental authority required in connection with authorization, issuance or sale of such stock.

16.   Registration of Shares.

      The Company intends to register the shares to be sold under this Plan pursuant to the Securities Act of 1933.

17.   Applicable Law.

      This Plan shall be governed by the substantive laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

18.   Amendment or Termination.

      The Board of Directors of the Company may at any time terminate or amend this Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any Participant (unless consented to by such Participant).

19.   Board Approval.

      This Plan was approved by the Board of Directors on September 14, 1989 and shall be effective December 15, 1989.

20.   Non-Qualified Status.

      This Plan is not intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.


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                                  ADVANTA CORP.
                          EMPLOYEE STOCK PURCHASE PLAN

                                    AMENDMENT

AMENDMENT APPROVED BY THE ADVANTA CORP. BOARD OF DIRECTORS ON AUGUST 8, 1996

1.    Section 2(g) of the Plan is hereby amended to read:

      (g) "Compensation" shall mean the base salary, excluding adjustments to salary and allowances paid due to international service, overtime paid for work in excess of forty hours per week, bonuses, and expense reimbursements of any kind, paid to an Employee by a Participating Company and in a Plan Year. In addition, "Compensation" shall include the commissions paid to certain classifications of employees who may from time to time be designated by the Administrative Committee of the Plan.

2.    In all other respects the Plan is hereby ratified and confirmed.


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